UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 5, 2005

Date of report (Date of earliest event reported)

MATRIXONE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29309	02-0372301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 Littleton Road

Westford, Massachusetts 01886

(Address of Principal Executive Offices, including Zip Code)

(978) 589-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 12, 2005, MatrixOne, Inc. (the “Company”) received notice from the Nasdaq Listing Qualifications Panel (the “Panel”) granting the Company an additional extension for continued listing on The Nasdaq National Market, subject to certain conditions. The Panel’s determination is subject to the Company providing a public disclosure by October 17, 2005 as to the status of the Company’s previously announced audit committee review, the estimated range of the related restatements, and the Company’s projected filing dates with the Securities and Exchange Commission (“SEC”) for its Quarterly Report on Form 10-Q for the quarter ended April 2, 2005 (“Form 10-Q”), its Annual Report on Form 10-K for the fiscal year ended July 2, 2005 (“Form 10-K”), and all required restatements. The Panel’s determination is also subject to the condition that the Company file with the SEC its Form 10-Q, Form 10-K and all required restatements, on or before November 8, 2005, as permitted under Marketplace Rules governing additional extensions. The Panel also conditioned the continued listing on the Company’s ability to demonstrate compliance with all other requirements for continued listing on The Nasdaq National Market once it regains compliance with Nasdaq’s filing requirements.

The Panel had previously granted the Company an exception until September 30, 2005 to file with the SEC its Form 10-Q, Form 10-K and all required restatements. In a press release issued by the Company on September 29, 2005, the Company announced that it was requesting an additional extension from the Panel for the filing of these periodic reports. The Company requested an additional extension in a letter to the Panel dated September 30, 2005. The Company subsequently received a Nasdaq Staff Determination letter indicating that the Company was not in compliance with the Nasdaq requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14) with respect to the Company’s failure to file its Form 10-K with SEC. As previously announced, upon the filing of the periodic reports referenced above, the Company expects to be in compliance with Nasdaq’s requirements for continued listing. The fifth character “E” will remain appended to the Company’s symbol pending a final determination that the Company is fully compliant with Nasdaq’s filing requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRIXONE, INC.

Date: October 12, 2005	By: /s/ Gary D. Hall
Gary D. Hall Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)